                                                                     EXHIBIT 5.1





March 6 April 2, 1997




GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia 30246

Dear Ladies and Gentlemen:


                  We are acting as special counsel to GBC Bancorp, Inc., a Georgia corporation (the "Company"). In such capacity, we have supervised certain proceedings taken by the Company in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, the "Act"), of the offer and sale of a minimum of 950,000 shares and a maximum of 12,000,000 shares (the "Shares") of common stock, $1.00 par value, of the Company.


                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents and corporate records relating to the authorization, issuance and sale of the Shares and have made such other investigation as we have deemed appropriate and relevant in order to furnish the opinion set forth below.


                  This opinion letter is limited by, and is in accordance with the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are attached hereto as Exhibit A and are incorporated in the opinion letter by this reference. In addition, it is our belief that third parties, including, but not limited to, Company shareholders, may not rely upon this opinion letter to support any claims against us arising under applicable Georgia law. Notwithstanding the foregoing, the availability of such a defense is subject to resolution by a court of competent jurisdiction, the resolution of which shall have no effect on the rights and responsibilities of the Company under applicable Georgia law and shall have no effect on the Company's or our rights and responsibilities under federal securities laws.


                  Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to them in the Interpretive Standards.

                                                               GBC Bancorp, Inc.
                                                                   April 2, 1997
                                                                          Page 2


                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates or representations of officers and representatives of the Company and appropriate federal, state and local officials.

                  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when sold, will be validly issued, fully paid and nonaccessible.

                  We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission by the Company in connection with the offer and sale of the Shares.


                  This letter is furnished solely to you in connection with the offer and sale of the Shares and may not be relied upon by any third party.


                                         Sincerely yours,

                                         WOMBLE CARLYLE SANDRIDGE & RICE, PLLC

                                   EXHIBIT A

                             INTERPRETIVE STANDARDS

                      APPLICABLE TO CERTAIN LEGAL OPINIONS
                   TO THIRD PARTIES IN CORPORATE TRANSACTIONS

                           EFFECTIVE JANUARY 1, 1992


                  PURPOSE AND SCOPE OF INTERPRETIVE STANDARDS


         The purpose of these Interpretive Standards is to explain the meaning of Opinion Letters (which incorporate these Interpretive Standards by reference) addressed to non-client third parties in connection with corporate acquisition or financing transactions. Included in these Interpretive Standards are general qualifications to legal opinions, common assumptions as to fact and law, standards governing an opinion that an agreement is "enforceable" and interpretations of certain recurring legal opinions and confirmations of fact. Incorporation in an Opinion Letter of these Interpretive Standards is intended to shorten the content of the letter while expanding the mutual understanding of its meaning. Any part of these Interpretive Standards, however, may be overridden by a specific statement in an Opinion Letter which supersedes a contrary Interpretive Standard.

              Definitions of Terms Used in Interpretive Standards

         The following capitalized terms have the following meanings when used in these Interpretive Standards:

         Agreement means the primary legal document which evidences the Transaction.

         Assets means all of the tangible and intangible real and personal property of Company.

         Company means the entity which is the client of Opinion Giver and on whose behalf the Opinion Letter is given.

         Documents means the Agreement, together with any other document identified in the Opinion Letter, which contain one or more obligations of Company related to the Transaction.

         GBCC means the Georgia Business Corporation Code in effect on the date of the Opinion Letter.

         Law(s), whether or not a capitalized term, means the constitution, statutes, judicial and administrative decisions, and rules and regulations of governmental agencies of the Opining Jurisdiction and, unless otherwise specified, federal law.

         Local Law means the statutes, administrative decisions, and rules and regulations of any county, municipality or subdivision, whether created at the federal, state or regional level.

         Opining Jurisdiction means a jurisdiction, the law of which Opinion Giver addresses.

         Opinion means a legal opinion contained in an Opinion Letter.

         Opinion Giver means the law firm or lawyer giving an Opinion.

         Opinion Letter means the letter containing one or more Opinions or confirmations of fact by Opinion Giver.

         Opinion Recipient means the person or persons to whom the Opinion Letter is addressed.

         Other Agreements mean documents (other than the Documents) to which Company is a party or by which Company is bound.

         Other Counsel means counsel (other than Opinion Giver) providing a legal opinion or confirmation of fact on aspects of the Transaction directed to Opinion Recipient or Opinion Giver or both.

         Other Jurisdiction means any jurisdiction (other than the Opining Jurisdiction) the law of which is stipulated to be the governing law.

         Personal Property means all of the tangible and intangible personal property of Company.

         Primary Lawyer Group has the meaning discussed in Interpretive Standard 7.

         Public Authority Documents means certificates issued by a governmental office or agency, such as the Secretary of State, or by a private organization having access to and regularly reporting on government files and records, as to a person's property or status.

         Remedies Opinion means an Opinion dealing with the enforceability against Company of one or more Documents.

         Transaction means the transaction with respect to which the Opinion Letter is given.

                         Qualifications To Each Opinion

         1.      Law Addressed by Opinion.

         If an Opinion Letter is expressly limited to the Law of one or more specified jurisdictions or to one or more discrete laws within one or more jurisdictions, an Opinion with respect to any other law, or the effect of any other law, is disclaimed.

         2.      Scope of Opinion.

         An Opinion covers only those matters both essential to the conclusion stated by the Opinion and, based upon prevailing norms and expectations found among experienced legal practitioners in the Opining Jurisdiction, reasonable in the circumstances. Other matters are not included in an Opinion by implication. The following matters, including their effects and the effects of noncompliance, are not covered by implication or otherwise in any Opinion, unless coverage is specifically addressed in the Opinion Letter as provided by Interpretive Standard 11:

         (1)     Local Law
         (2)     Law relating to permissible rates, computation or disclosure of interest, e.g., usury
         (3)     Antitrust and unfair competition law
         (4)     Securities law
         (5)     Fiduciary obligations
         (6)     Pension and employee benefit law, e.g., ERISA
         (7)     Regulations G, T, U and X of the Board of Governors of the Federal Reserve System
         (8)     Fraudulent transfer tax
         (9)     Environmental law
         (10)    Land use and subdivision law
         (11)    Except with respect to a No Consent Opinion (Interpretive Standard 28), Hart-Scott-Rodino, Exon-Florio
                 and other laws related to filing requirements, other than charter-related filing requirements, such as requirements for filing articles of merger
         (12)    Except with respect to a No Violation Opinion (Interpretive Standard 27), law concerning creation, attachment, perfection or priority of a security interest in any Assets
         (13)    Bulk transfer law
         (14)    Tax law
         (15)    Patent, copyright, trademark and other intellectual property law
         (16)    Racketeering law, e.g., RICO
         (17)    Criminal statutes of general application, e.g., mail fraud and wire fraud
         (18)    Health and safety law, e.g., OSHA
         (19)    Labor law
         (20)    Law concerning national or local emergency

         3.      Unwarranted Reliance.

         Opinion Giver may not rely for purposes of the Opinion Letter upon information, whether or not in a Public Authority Document, or (except in the case of arbitrary or hypothetical assumptions contained in an overriding agreement referred to in Interpretive Standard 11 or as stated in Interpretive Standard 22 with respect to choice of law) upon an assumption otherwise appropriate, if Opinion Giver has knowledge that such information or assumption would be unreasonable. "Knowledge" or "recognizes" for purposes of the foregoing sentence and wherever used in these Interpretive Standards means the current awareness of information by any lawyer in the Primary Lawyer Group.

         4.      Reliance on Other Sources of Information.

         Subject to Interpretive Standard 3, Opinion Giver may rely, without investigation, upon facts established by a Public Authority Document, facts provided by an agent of Company or others and, if discussed in the Opinion Letter, facts asserted by a party to the Transaction in a representation or warranty embodied in the Documents, provided:

                 (1) if not established by a Public Authority Document, the facts do not constitute a statement, directly or in practical effect, of the legal conclusion in question;

                 (2) the person providing facts is, in Opinion Giver's professional judgment, an appropriate source; and

                 (3) if the facts are set forth in a certificate, Opinion Giver has used reasonable professional judgment as to its form and content.

         5.      Scope of Opinion Giver's Inquiry.

         Opinion Giver is presumed to have reviewed such documents and given consideration to such matters of law and fact as Opinion Giver deemed appropriate in order to give an Opinion or confirmation of fact, unless Opinion Giver has expressly limited the scope of inquiry in the Opinion Letter. A recital of specific documents reviewed or specific procedures followed, without more, is not a limitation on the scope of Opinion Giver's inquiry for purposes of the foregoing presumption.

         6.      Opinion or Confirmation Qualified by Knowledge of Opinion
Giver.

         Whenever an Opinion Letter qualifies an Opinion or confirmation of fact by the words "to our knowledge," "known to us" or words of similar meaning, the quoted words mean the current awareness by lawyers in the Primary Lawyer Group of information such lawyers recognize as relevant to the Opinion or confirmation so qualified. The quoted words do not include within what is known information not within such current awareness that might be revealed if a canvass of lawyers outside the Primary Lawyer Group were made, if the Opinion Giver's files were searched or if any other investigation were made.

         7.      "Primary Lawyer Group."

         "Primary Lawyer Group" means that lawyer in Opinion Giver's organization who signs the Opinion Letter and, solely as in information relevant to an Opinion or confirmation issue, any lawyer in Opinion Giver's organization who is responsible for providing the response concerning the particular issue.

         8.      Who May Rely On Opinion.

         Opinion Recipient and designated principals of Opinion Recipient, if Opinion Recipient is identified in the Opinion Letter as an agent for designated principals, are the only persons entitled to rely upon any Opinion or confirmation of fact contained in the Opinion Letter, and then only for purposes of the Transaction.

         9.      Other Counsel.

         Opinion Giver's responsibility for the opinion of Other Counsel depends upon what it stated in the Opinion Letter. A statement that Opinion Giver has relied on an opinion of Other Counsel means only that Opinion Giver believes that (i) based upon Other Counsel's professional reputation, it is competent to render such opinion, and (ii) such opinion on its face appears to address the matters upon which Opinion Giver places reliance. A statement that Opinion Giver believes that Opinion Recipient is justified in relying on an opinion of Other Counsel means that Opinion Giver has assumed the responsibility for verifying the accuracy of the opinion of Other Counsel. If no concurrence by Opinion Giver is expressed, no concurrence is implied. If Opinion Giver merely identifies or remains silent with respect to the opinion of Other Counsel, Opinion Giver assumes no responsibility for Other Counsel's opinion, and Opinion Recipient may not assume that Opinion Giver has relied upon Other Counsel's opinion.

         10.     Updating.

         An Opinion Letter speaks as of the date of its delivery, and Opinion Giver has no obligation to advise Opinion Recipient or anyone else of any matter of fact or law thereafter occurring, whether or not brought to the attention of Opinion Giver, even though that matter affects any analysis or conclusion in the Opinion Letter.

         11.     Overriding Agreement.

         Opinion Giver and Opinion Recipient may agree upon arbitrary or hypothetical assumptions that may not be true and upon qualifications, standards or interpretations inconsistent with these Interpretive Standards. Any such agreement with respect to such assumptions, qualifications, standards or interpretations, when described with reasonable particularity in the Opinion Letter, will supersede any contrary provision of these Interpretive Standards.

                                  Assumptions

         12.     Assumptions As To Parties Other Than Company.

         Opinion Recipient in the Transaction has acted in good faith and without notice of any defense against enforcement of rights created by, or adverse claim to any property transferred as part of, the Transaction. Each party to the Transaction other than Company has complied with all laws applicable to it that affect the Transaction.

         13.     Assumptions As To Natural Persons and Documents.

         Each natural person acting on behalf of any party to the Transaction has sufficient legal competency to carry out such person's role in the Transaction. Each document submitted to Opinion Giver for review is accurate and complete, each document purporting to be original is authentic each document purporting to be a copy conforms to an authentic original, and each signature on a document is genuine.

         14.     Assumption As To Transaction.

         The Transaction complies with any test required by law of good faith or fairness. Each party will act in accordance with the terms and conditions of the Documents.

         15.     Assumption As To Accessibility of Laws.

         Each Law for which Opinion Giver is deemed to be responsible is published, accessible and generally available to lawyers practicing in the Opining Jurisdiction.

         16.     Assumptions As To Company.

         No discretionary act of Company or on its behalf will be taken after the date of the Transaction if such act might result in a violation of law or breach or default under any agreement, decree, writ, judgment or court order. Company will obtain all permits and governmental approvals and take all other actions which are both (i) relevant to performance of the Documents or consummation of the Transaction, and (ii) required in the future under applicable law. Company holds requisite title and rights to its Assets.

         17.     Assumptions As To Other Agreement.

         Any Other Agreement will be enforced as written.

         18.     Assumption As To Understanding.

         There is no understanding or agreement not embodied in a Document among parties to the Transaction that would modify any term of a Document or any right or obligation of a party.

         19.     Assumption As To Absence of Mistake or Fraud.

         With respect to the Transaction and the Documents, there has been no mutual mistake of fact and there exists no fraud or duress.

         20.     Assumption As To Invalidity.

         No issue of unconstitutionality or invalidity of a relevant Law exists unless a reported case has so held.

                           Remedies Opinion Standards

         21.     Meaning of Remedies Opinion.

         A. General Meaning. The Remedies Opinion, with respect to any referenced Document, and subject to the limitations contained in these Interpretive Standards and in the Opinion Letter, means that:

                 (i) a contract has been formed under the law of contracts of the jurisdiction applicable under Interpretive Standard 22; and

                 (ii) under laws normally applicable to contracts like the Document, to parties like the Company and to transactions like the Transaction, each obligation imposed on Company by the Document, each agreement made by Company in the Document, and each right, benefit and remedy conferred by Company in the Document, will be given effect as stated in the Document.

         B. Existence of Contract. The professional judgment reflected in subparagraph A(i) above requires the Opinion Giver to conclude that:

                 (i) All legal requirements under contract law for the formation of a contract of the type involved in the referenced Document effective against Company (other than requirements that would be covered by a Corporate Status Opinion, a Corporate Powers Opinion and a Corporate Acts Opinion discussed at Interpretive Standards 24, 25 and 26) are met, such as necessary formalities (including compliance with any applicable statute of frauds), consideration (where necessary), definiteness, and the inclusion of essential terms.

                          (ii) The Document does not violate a law as to formation of contracts that would prevent a court presented with the Document from enforcing it.

                          (iii) Company does not presently have available any contractual defense to the Document, such as the statute of limitations.

         22.     Choice of Law in Remedies Opinion.

         If a Document covered by the Remedies Opinion contains no governing law provision, or contains a governing law provision which names the Opining Jurisdiction, the Remedies Opinion means that if Company is brought before a proper court of the Opining Jurisdiction to enforce rights under the Document, and if such court applies the substantive law of the Opining Jurisdiction, the result will be as stated in the Opinion and these Interpretive Standards.

         If the Document contains a governing law provision which names a jurisdiction other than the Opining Jurisdiction, the Remedies Opinion does not opine whether any court of any jurisdiction will give effect to the governing law provision in the Agreement, but assumes that if Company is brought before a proper court of the Opining Jurisdiction to enforce rights under the Document, such court will apply the substantive law of the Opining Jurisdiction, notwithstanding the governing law provision in the Document, and based upon such assumption, the result will be as stated in the Opinion and these Interpretive Standards.

         The Remedies Opinion does not extend to the content or effect of any law other than the law of the Opining Jurisdiction and federal law.

         23.     Exceptions to the Remedies Opinion.

         Any Remedies Opinion contained in an Opinion Letter which incorporates these Interpretive Standards by reference will be deemed not to address the matters excluded in Interpretive Standard 2 and subject to the following exceptions:

                 (i) The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors. This includes the effect of the Federal Bankruptcy Code in its entirely, including manner of contract rejection, fraudulent conveyance and obligation, turn-over, preference, equitable subordination, automatic stay, conversion of a non-recourse obligation into a recourse obligation, and substantive consolidation. This also includes state laws regarding fraudulent transfers, obligations, and conveyances, including O.C.G.A. Section 18-2-20, et. seq., and state receivership laws.

                 (ii) The effect of general principles of equity, whether applied by a court of law or equity. This includes the following concepts: (a) principles governing the availability of specific performances, injunctive relief or other traditional equitable remedies; (b) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (c) good faith and fair dealing; (d) reasonableness; (e) materiality of the breach; (f) impracticability or impossibility of performance; (g) the effect of obstruction, failure or perform or otherwise to act in accordance with an agreement by any person other than Company; (h) the effect of
         Section 1-102(3) of the Uniform Commercial Code; and (i) unconscionability.

                 (iii) The effect and possible unenforceability of contractual provisions providing for choice of governing law.

                 (iv) The possible unenforceability of provisions purporting to waive certain rights of guarantors.

                 (v) The possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy.

                 (vi) The possible unenforceability of provisions purporting to require arbitration of disputes.

                 (vii) The possible unenforceability of provisions prohibiting competition, the solicitation or acceptance of customers, of business relationships or of employees, the use of disclosure of information, or other activities in restraint of trade.

                 (viii) The possible unenforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages, or for premiums on prepayment, acceleration, redemption, cancellation, or termination, to the extent any such provisions are deemed to be penalties or forfeitures.

                 (ix) The possible unenforceability of waivers or advance consents that have the effect of waiving statutes of limitation, marshaling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, the right to jury trial or, in certain cases, notice.

                 (x) The possible unenforceability of provisions that waivers or consents by a party may not be given effect unless in writing or in compliance with particular requirements or that a person's course of dealing, course of performance, or the like or failure or delay in taking actions may not constitute a waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind.

                 (xi) The effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

                 (xii) The possible unenforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.

                 (xiii) The effect of O.C.G.A. Section 13-1-11 on provisions relating to attorneys fees.

                 (xiv) The possible unenforceability of provisions that determinations by a party or party's designee are conclusive.

                 (xv) The possible unenforceability of provisions permitting modifications of an agreement only in writing.

                 (xvi) The possible unenforceability of provisions that the provisions of an agreement are severable.

                 (xvii)   The effect of laws requiring mitigation of damages.

                 (xviii) The possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

                 (xix) the effect of agreements as to rights of set off otherwise than in accordance with the applicable law.

                                Interpretations

         24.     Corporate Status Opinion.

         An Opinion to the effect that Company was duly organized as a corporation and is existing in good standing under the laws of the State of Georgia (Corporate Status Opinion) is subject to the following understandings:

                 (1) "duly organized" means that Company (i) properly complied with the Georgia statutory requirements for incorporation, and (ii) property complied with the Georgia statutory requirements for organization;

                 (2) "is existing" means that Company is a corporation which has not ceased to exist under the GBCC;

                 (3) The Opinion refers to the status of Company only for purposes of and under the GBCC; and

                 (4) "good standing" has no official meaning under the GBCC, and for purposes of any Opinion with respect to a corporation subject to the GBCC means;

                          (i) Company has filed no notice of intent to dissolve under Section 1403 ofthe GBCC;

                          (ii)    the Secretary of State has signed no
                 certificate of dissolution with respect to Company;

                          (iii) the Superior Court of the county of Company's registered office has entered no decree ordering Company dissolved; and

                          (iv) Company has satisfied its tax and annual registration requirements under Section 1420 of the GBCC.

         An Opinion limited to the conclusion that the Company "is a corporation" means that third parties may not challenge Company's corporate existence, the State of Georgia recognizes such existence, and the state may challenge Company's incorporation only under the circumstances described in
Section 203(b) of the GBCC.

         25.     Corporate Powers Opinion.

         An Opinion to the effect that Company has the corporate power to execute and deliver a Document, to perform its obligations under a Document, to own and use its Assets and to conduct its business (Corporate Powers Opinion) is subject to the following understandings:

                 (1) the Opinion refers only to the GBCC and Company's articles of incorporation as sources of corporate power;

                 (2) "power" refers only to whether the acts referenced in the Opinion are ultra vires;

                 (3) the Opinion is built upon an assumption that the Corporate Status Opinion could also be given;

                 (4) "own and use" refers to every right Company has in the Assets;

                 (5) the Opinion refers to Assets owned and used and business conducted on the date of the Opinion, and not those contemplated for future ownership, use or conduct except to the extent the acquisition of the Assets or conduct of the business is concurrent with, and recognized by Opinion Giver as constituting part of, the consummation of the Transaction; and

                 (6) the Opinion does not affirm that Company is engaged in no unlawful business and in no business which Georgia law would not permit to be conducted by a corporation incorporated under the GBCC.

         26.     Corporate Acts Opinion.

         An Opinion to the effect that Company has duly authorized the execution and delivery of, and performance by Company under, the Documents and has duly executed and delivered the Documents (Corporate Acts Opinion) is subject to the following understandings:

                 (1) the Opinion affirms compliance with all corporate action necessary under the GBCC, Company's articles of incorporation and bylaws and, if applicable, Company's duly adopted policies and practices for delegation of authority in order to authorize the execution and delivery of, and performance under, the Documents;

                 (2) the Opinion affirms that the execution and delivery of the Documents was, and Company's performance of its obligations under the Documents in accordance with the Documents as written will be, in accordance with the authorization;

                 (3) the Opinion is built upon an assumption that the Corporate Status Opinion and the Corporate Powers Opinion could also be given;

                 (4) the Opinion addresses no law other than the GBCC and applicable law of agency.

         27.     No Violation Opinion.

         An Opinion to the effect that Company's execution and delivery of the Documents do not, and if Company were now to perform its obligations under the Documents such performance would not, result in (i) a violation of Company's articles of incorporation, bylaws or any law to which Company or its Assets are subject, or (ii) a breach of or default under described agreements, or (iii) a creation or imposition of contractual liens or security interests arising out of described agreements, or (iv) a violation of any known judicial or administrative decree, writ, judgment or order to which Company or its Assets are subject (No Violation Opinion) is subject to the following understandings:

                 (1) a "violation" or "breach of default" means any act or omission that, by itself or upon notice or the passage of time or both, would constitute a violation, breach or default giving rise to a remedy under the document or law in question;

                 (2) the Opinion addresses only the relevant facts and law as they exist on the date of the Opinion Letter;

                 (3) "agreements" refers to agreements, indentures, documents and other instruments in writing, identified in the Opinion Letter;

                 (4) references to any law or to "decree, writ, judgment or order" or the like include only those (i) which either prohibit performance by Company under the Documents or subject the Company to a fine, penalty or other similar sanction, and (ii) which a lawyer, using customary professional diligence, would reasonably recognize as applicable to the Company and the Transaction;

                 (5) the Opinion addresses only whether the specific terms of the relevant Document violate the law or cause a breach of or default under the specific terms of an obligation created by a described Other Agreement, taking into account information provided in accordance with Interpretive Standard 4 and other facts known to Opinion Giver;

                 (6) the Opinion does not address acts permitted or contemplated but not required, or inferred but not set forth, by the relevant Document, except to the extent such acts are concurrent with, and recognized by Opinion Giver as constituting part of, the consummation of the Transaction;

                 (7) to the extent the interpretation of words in described agreements requires resort to law, the law is that of the Opining Jurisdiction; and

                 (8) the Opinion does not address liens or security interests created by or in favor of Opinion Recipient, created under a Document or arising by operation of law.

         28.     No Consent Opinion.

         An Opinion to the effect that no consent, approval, authorization or other action by, or filing with, any governmental authority is required for Company's execution and delivery of the Documents and consummation of the Transaction (No Consent Opinion) is subject to the understandings set forth in Interpretive Standards 2 and 27(2) and (4). "Required" means that there is no governmental consent, approval, authorization or filing, the absence of which would either prohibit performance by Company of its obligations under the Documents or subject Company to a fine, penalty or other similar sanction.

         29.     Capitalization Opinion.

         An Opinion to the effect that described shares have been duly authorized and are, or upon issuance will be, validly issued, fully paid and nonaccessible (Capitalization Opinion) is subject to the following understandings:

                 (1) the Opinion affirms compliance with all corporate action necessary to create and issue the shares under the Georgia corporate law in effect at the time of such creation and issuance ("Corporate Code") and Company's articles of incorporation and bylaws;

                 (2) "duly authorized" means Company had the corporate power to create the shares, the shares so created have the rights and attributes required by the Corporate Code, and the rights and attributes of the shares so created were permitted by the Corporate Code and are permitted by the GBCC and Company's articles of incorporation and bylaws;

                 (3) "validly issued" means that at the time of issuance the Company had sufficient authorized and unissued shares to permit the shares to be issued, Company took the steps necessary to accord shareholder status to the persons to whom the shares were issued and Company has taken no step to deprive the shares of the "validly issued" status;

                 (4) "fully paid and nonaccessible" means that the consideration received upon issuance of the shares (i) was legally sufficient, (ii) satisfied the requirements of the Corporate Code, Company's articles of incorporation and bylaws, and relevant corporate resolutions, (iii) was approved (e.g., as to value of property or services) by the directors or shareholders, as required, and (iv) was in fact received, subject to paragraph (1) above; and

                 (5) the Opinion is based upon the assumption that the Corporate Status Opinion could also be given.

         30.     Share Transfer Opinion.

         The only laws addressed in any Opinion as to the rights of a seller in shares of Company acquired by any purchaser are the GBCC and Article 8 of the UCC, and no Opinion is given regarding liens (other than UCC security interests) that may be perfected without filing or possession of the share certificate. The Opinion is based upon the assumption that the Capitalization Opinion could also be given.

         31.     Personal Property Transfer Opinion.

         An Opinion as to Company's transfer of Personal Property expresses no opinion as to Company's title. See Interpretive Standard 16.

         32.     Foreign Qualification Confirmation.

         A confirmation to the effect that Company is qualified to transact business as a foreign corporation in any one or more named jurisdictions is not a legal opinion, but a statement which may be based solely upon one or more certificates referenced in the Opinion Letter and limited in meaning to the words of each certificate. No implication arises from such confirmation that certificates have





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been acquired from all jurisdictions in which Company is required to be qualified, or that certificates obtained are from the appropriate public officials in the jurisdictions referenced.

         33.     Litigation Confirmation.

         A confirmation regarding litigation pending or threatened in writing against Company or any Assets derives from Opinion Giver's knowledge as defined at Interpretive Standard 6 and certificate reliance discussed at Interpretive Standard 4, but not from any reviews of public or court records or files of Opinion Giver or others.

                       Incorporation by Reference Accord

         34. These Interpretive Standards may be incorporated by reference in the Opinion Letter by a statement similar to the following:

                 This Opinion Letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this Opinion Letter by this reference.





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